CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated December 23, 2013, relating to the financial statements and financial highlights which appear in the October 31, 2013 Annual Report to Shareholders of the Westfield Capital Large Cap Growth Fund and Westfield Capital Dividend Growth Fund (two of the funds constituting Advisors' Inner Circle Fund II), which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Independent Registered Public Accounting Firm", "Financial Highlights" and "Statement of Additional Information" in such Registration Statement.

PricewaterhouseCoopers LLP

Philadelphia, PA
February 28, 2014